Exhibit 10.3

CMS ENERGY DEFERRED SALARY SAVINGS PLAN
The purposes of the CMS Energy Deferred Salary Savings Plan (the "Plan") are to provide key management employees the opportunity to defer additional compensation in excess of the limitations on contributions imposed on the Savings Plan for Employees of Consumers Energy and other CMS Energy Companies due to the application of various laws and regulations including the limitations of Code Section 401(a)(17), 402(g) or 415(c)(1)(A) and to provide those employees with employer matching contributions equal to the matching contributions that would have been made by the Company on their behalf under the Savings Plan. Further, Additional Deferrals are also permitted to assist employees in meeting their financial goals. This plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.
This Plan was originally effective on December 1, 1989 and includes amendments effective on or before January 1, 2019.
SECTION 1.    DEFINITIONS
1.1    Definitions. Whenever used in this Plan, the following terms shall have the respective meanings set forth below, unless the context indicates otherwise:

Account or Account Balance	The notional amount credited to a Participant or beneficiary in accordance with the provisions of this Plan.
Additional Deferral	The amount deferred by a Participant in accordance with Section 3.3.
Code	The Internal Revenue Code of 1986, as amended.
Company
CMS Energy Corporation and its subsidiaries which are directly or indirectly owned 80% or greater. For purposes of determining a Separation from Service from the Company, the Company shall include the CMS Energy Corporation and all persons or entities that would be considered a single employer under Code Section 414(b) or Section 414(c), using for such purposes a "50 percent" standard, instead of an "80 percent" standard, under such provisions.

Compensation
A Participant's regular salary from an Employer, before any adjustment for Deferrals under this Plan or any other deferred compensation plan of the Company, the Savings Plan, Code Section 125 plans, or deductions for taxes or other withholdings, but excluding any bonus, imputed income, incentive or other premium pay. For purposes of determining Deferrals, Compensation for a Plan Year does not include any amounts paid in the Plan Year that are attributable to services performed by the Participant in an earlier Plan Year, except to the extent permitted by Code Section 409A.

Deferrals	Amounts deferred by a Participant pursuant to Section 3.
Employee
Any person, employed by an Employer and on the payroll and employment records system as an employee, excluding consultants, advisors and independent contractors, whose Compensation, when annualized, exceeds the Threshold Limit.

Employer	The entity within the Company that employs the Participant.
Employer Matching	Money or property added to the Participant's account as provided in Section 3.2.

Amounts
Participant
Any Employee who meets the eligibility requirements of the Plan, who elects to enroll under the Plan, and for whom Deferrals are currently being made under the Plan or for whom Deferrals were previously made under the Plan which have not been distributed.

Payment Event	The time when the Participant may receive the benefits deferred under the Plan as described in Section 6.2.
Payment Term	The form and duration of any payment to a participant or beneficiary as described in Section 6.2.
Plan Administrator	The Benefit Administration Committee as selected by the Chief Executive Officer and Chief Financial Officer of the Company to manage the plan.
Plan Record Keeper	The person(s) or entity named as such by the Plan Administrator.
Plan Year	January 1 to December 31 of a calendar year.
Savings Plan	The Savings Plan for Employees of Consumers Energy and other CMS Energy Companies.
Separation from Service
Means the Employee retires or otherwise has a separation from service from the Company as defined under Code Section 409A and any applicable regulations. The Plan Administrator will determine, consistent with the requirements of Code Section 409A and any applicable regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service. Notwithstanding the above, a Separation from Service will occur consistent with the requirement of Code Section 409A when it is reasonably anticipated that the future level of bona fide services provided by the Employee (whether as an employee or as an independent contractor) will be no more than 45% of the average level of bona find services performed by the Employee (whether as an employee or as an independent contractor) over the immediately preceding 36 month period (or the full period of services, if less than 36 months).

Threshold Limit	The amount as determined by the Secretary of the Treasury above which annual compensation is disregarded for qualified plans. As of January 1, 2016, the Threshold Limit was $265,000.
SECTION 2.    ELIGIBILITY AND ENROLLMENT
2.1    Eligibility. Each Employee is eligible to become a Participant on the date of employment, or if later, the first of the month following when the Employee first has annualized Compensation in excess of the Threshold Limit. A Participant will no longer be permitted to make contributions to this Plan as of the end of any Plan Year when his or her annualized Compensation falls below the Threshold Limit.
2.2    Enrollment. An Employee may enroll during an enrollment period prior to the start of each Plan Year. A new Employee may enroll within 30 days of the date of employment. An Employee may enroll within 30 days of first becoming eligible to participate in the Plan for the initial Plan Year of his or her participation. The foregoing provisions allowing late elections by new Employees and newly eligible Employees shall apply only to the extent permitted by Code Section 409A.

2.3    Procedure. An Employee must enroll in the Plan by completing the application for participation. Such application may, at the election of the Company or the Plan Record Keeper, be in an electronic format. Completion of the application by the Employee shall constitute an acceptance of the terms and conditions of the Plan.
SECTION 3.    DEFERRALS
3.1    Deferrals. Upon enrolling in the Plan, each Participant may elect to defer a portion of his or her Compensation that is in excess of the Threshold Limit. Except as otherwise provided in Section 3.3, the Deferral amount shall be 5% of his or her Compensation in excess of the Threshold Limit. A deferral election applies to one Plan Year.
Deferral elections made during the enrollment period immediately prior to the start of a Plan Year shall apply to Compensation received during that coming Plan Year. A deferral election made during one of the 30-day periods described at 2.2 above shall apply to Compensation paid for services to be rendered during the portion of the Plan Year following the deferral election.
Any such deferral election shall become irrevocable as to the applicable Plan Year’s Compensation as of the last permissible date for making such an election under Code Section 409A.
3.2    Employer Matching Amounts. Not less frequently than annually, the Company shall add an amount to the Participant's Deferral which is equal to 100% of the first 3% and 50% of the next 2% of the amount deferred by the Participant under Section 3.1 of the Plan. At no time will the applicable rate for the Employer Matching Amounts hereunder exceed the then current rate of match under the Savings Plan, and no Employer Matching Amounts will be contributed to the Participant Account for any period in which the company match under the Savings Plan is suspended or terminated. The employee share of any applicable FICA, FUTA and other applicable taxes for any Deferrals and Employer Matching Amounts will be deducted from the Participant’s pay at the time of any Deferral.
3.3    Additional Deferral. A Participant may elect to defer an additional amount (in excess of the 5% deferral under Section 3.1 above) into the Plan, up to a maximum of 50% of his or her Compensation. The election of any additional deferral will be made in accordance with Section 3.1. The deferral will be subject to its own Payment Election as described under Section 6 and will be consistent with the provisions of Section 6.1. Any such Additional Deferral will not receive any Employer Matching Amounts.
SECTION 4    INVESTMENTS
4.1    Designation of Investments. At the time of electing a Deferral under the Plan, the Participant shall specify the proportions of the Deferral to be invested among the various options available as investments under the Plan. A Participant who has previously deferred amounts under a nonqualified deferred compensation plan of the Company will automatically have his or her existing investment profile apply to this Deferral also.
All determinations of the available investments by the Plan Administrator are final and binding upon the Participants. If a Participant fails to make an investment election, then such amounts shall be accounted for as if contributed to a Target Date Fund (as that term is defined in the Savings Plan) with a date that is applicable to the Participant's age 65, rounded up, or such other investments as determined by the Plan Administrator.
4.2    Changes in Investment Elections. All investment elections may be changed at the Participant's election subject to any applicable restrictions imposed by the Plan Administrator, the Plan Record Keeper or by any laws and regulations.
4.3    Determination of Investment Earnings. All gains and losses will be based upon the performance of the investments selected by the participant from the date any Deferral or Employer Matching Amount is first credited to the Participant’s Account. If the Company elects to fund its obligation for its convenience as described in Section 8.5, then investment performance will be the Account Balance as reported by the Plan Record Keeper.
SECTION 5    VESTING AND RECOUPMENT
5.1    Vesting of Employer Matching Amounts. Employer Matching Amounts and any related earnings do not vest until such time as the Participant has been employed by the Company for not less than five full calendar years. Notwithstanding the above, if a Participant dies or becomes disabled, as that term is defined under Code Section 409A and any applicable regulations, the Matching Employer Amounts and any related earnings will vest as of the date of the Participant’s death or disability. For purposes of vesting, all periods of service with an Employer are counted and completion of 12 months of employment, whether or not continuous, counts as one year of vesting under this Plan.
5.2        Recoupment. Any Matching Employer Amounts are also subject to recoupment under the CMS Energy Recoupment Policy Relating to Financial Restatements.
SECTION 6.    PAYMENT ELECTIONS
6.1    Payment Elections. At the time the Employee makes a deferral election to participate in the Plan as described in Section 3.1 and/or 3.3, such Employee must select the Payment Event and Payment Term applicable to the Deferral and the Employer Matching Amounts for the Plan Year, as well as any earnings or income attributable to such amounts. Such Payment Options must be in accordance with the provisions of Section 6.2 and cannot be subsequently changed except as permitted under Section 6.3.
6.2    Payment Options.
(a)    Payment Events. Each Participant must annually select one or more Payment Events from the following choices for each contribution including Deferrals, Employer Matching Amounts and/or Additional Deferrals. Such election must be made at the time the deferral election is made:

(i)
Separation from Service for any reason other than death. Payment will be made, or begin, in January of the year following Separation from Service or, if later, the seventh month after the month of Separation from Service. Later installments, if any, will be paid in January of the succeeding years. Effective for Deferrals in Plan Year 2019 and succeeding years, payment will be made, or begin, in the seventh month after the month of Separation from Service. Later installments, if any, will be paid in the same month of the succeeding years.

(ii)
Payment upon attainment of a date certain that is more than 5 years after the last day of the applicable Plan Year. However, for amounts attributable to an Additional Deferral, payment upon attainment of a date certain that is more than one month after the last day of the applicable Plan Year. Later installments, if any, will be paid in the same month of the succeeding years.

(iii)	The earlier of (i) or (ii) above.
Any participant failing to make an election will be deemed to have elected payment upon Separation from Service in accordance with 6.2(a)(i).
(b)    Payment Term. Upon selecting a Payment Event, the Participant must also elect how he or she wishes to receive any such payment from among the following options (the Participant may elect a separate Payment Term for each Payment Event elected):

(i)	Payment in a single sum upon occurrence of the Payment Event.

(ii)
Payment of a series of annual installment payments over a period from two (2) years to fifteen (15) years following the Payment Event. Each installment shall be equal to a fractional amount of the Account Balance the numerator of which is one and the denominator of which is the number of installment payments remaining. For example, a series of five installment payments will result in a payout of one fifth of the Account Balance for the first installment, one fourth of the Account Balance in the second installment, one third of the Account Balance for the third installment, one half of the Account Balance for the fourth installment and in the fifth installment the Account Balance is paid in full. Each installment, because of gains and losses, may not be identical to the prior installment.

Any participant failing to elect a Payment Term will be deemed to have elected a single sum.
6.3    Changes to Payment Options. Once a Payment Option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its discretion accelerate payments to the extent permitted by Code Section 409A and applicable regulations. A subsequent election to change the Payment Options related to a Payment Event, in order to delay a payment or to change the form of a payment, can be made when all of the following conditions are satisfied:
(a) such election may not take effect until at least 12 months after the date on which the election is made;
(b) the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 6.2(b)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 5 years from the date the first installment was scheduled to be paid); and
(c) such election must be made not less than 12 months before the date the payment was previously scheduled to be made, (or, in the case of installment payments under Section 6.2(b)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 12 months before the first installment was scheduled to be paid), if the Participant’s previous commencement date was a specified date.
Effective January 1, 2016, the right to a series of installment payments is to be treated as a right to a series of separate payments to the extent permissible under Code Section 409A and any applicable regulations. When making a subsequent election with respect to the payment of any post-December 31, 2015 Deferral (either a section 3.1 Deferral, Employer Matching Amount or Additional Deferral), the Participant may make a separate election with respect to each separate payment, provided that such election must result in all of the applicable section 3.1 Deferral, Employer Matching Amount or Additional Deferral for the Plan Year with related earnings being paid in a single sum or in a series of annual payments over a period from two (2) to fifteen (15) consecutive years.
6.4    Payment Upon the Death of the Participant. In the event of the death of a Participant prior to the start of any payments under the Plan, the Participant's named beneficiary or beneficiaries shall receive as soon as administratively practicable but not later than 90 days after the Participant’s death, the entire Account Balance. In the event of the death of a Participant after commencement of benefits, the Participant's named beneficiary or beneficiaries shall receive in a single sum as soon as administratively practicable but not later than 90 days after the Participant’s death, the entire Account Balance remaining under the Plan. If the Participant fails to name a beneficiary, or the beneficiary predeceases the Participant, then the Participant’s estate will receive, in a single sum as soon as administratively practicable but not later than 90 days after the Participant’s death, the entire Account Balance. In no event may any recipient designate a year of payment for an amount payable upon the death of the Participant.
6.5    Payment in the Event of an Unforeseeable Emergency. The Participant may request that payments of any vested amounts commence immediately upon the occurrence of an unforeseeable emergency as that term is defined in Code Section 409A and any applicable regulations. Generally, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the Employee or the Employee’s spouse or dependent, loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Employee’s assets (without causing severe financial hardship), or by cessation of deferrals under this arrangement, the Savings Plan or other arrangements. Distributions because of an unforeseeable emergency shall not exceed the amount permitted under Section 409A and are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Plan Year will cease and the Participant will not be eligible to make any deferral elections under this Plan for the following Plan Year. For any Participant receiving a hardship withdrawal from the Savings Plan as permitted by the Code and the Savings Plan, all deferral elections under this Plan for the current Plan Year will cease and the Participant will not be eligible to make any deferral elections or receive Employer Matching Amounts under this Plan for the following Plan Year.
SECTION 7.    NON-ALIENATION OF BENEFITS
7.1    Non-Alienation. Except as may be required by a domestic relations order described in Code Section 414(p)(1)(B), in no event shall the Plan Administrator pay or assign over any part of the interest of a Participant under the Plan, or his or her beneficiary or beneficiaries, which is payable, distributable or credited to his or her account, to any assignee or creditor of such Participant or his or her beneficiary or beneficiaries. Prior to the time of distribution, a Participant, his or her beneficiary or beneficiaries or legal representative shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest which may be payable, distributable or credited to the account of the Participant or his or her beneficiary or beneficiaries under the Plan, and every attempted assignment or other disposition of such interest in the Plan shall not be merely voidable but absolutely void.
SECTION 8.    ADMINISTRATION
8.1    Plan Administrator. The Plan Administrator shall have authority to take necessary actions to implement the Plan and is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan and make any other determinations with respect to all aspects of the Plan. Any Participant with a claim under the Plan must make a written request within 60 days to the Plan Administrator for a determination on the claim. If the claim involves a benefit or issue relevant to an individual who has been appointed to serve on the Benefits Administration Committee, the individual so affected shall not participate in the determination. The Plan Administrator may hire such experts, accountants, or attorneys as it deems necessary to make a decision and may rely on the opinion of such persons in making a determination. The Plan Administrator shall notify the Participant of its determination in writing within 60 days of the claim unless the Plan Administrator advises the Participant that it requires additional time (not to exceed 90 days) to complete its investigation. The Participant may, within 60 days from the date the determination was mailed to the Participant, request a redetermination of the matter, and provide any additional information for the Plan Administrator to consider in its redetermination. The Plan Administrator will issue its opinion within 60 days of the request for redetermination, unless the Plan administrator advises the Participant that it requires additional time (not to exceed 90 days) to complete its reconsideration of the matter.
8.2    Administrative Expenses. Any administrative expenses, costs, charges or fees, to the extent not paid by the Company are to be charged to the Participant Accounts in accordance with the Plan Record Keeper's normal procedures.
8.3    Amendment or Termination of the Plan. The Company may amend or terminate the Plan at any time. Upon termination, any amount accrued under the Plan and vested will remain in the Plan and be paid out in accordance with the Payment Elections previously selected, but no further Deferrals or Employer Matching Amounts will be made to the Plan. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel or to clarify the terms and operation of the Plan. Notwithstanding the above, the Company may terminate the Plan and accelerate any benefits under the Plan, at its discretion, if it acts consistent in all manners with the requirements of Code Section 409A and any applicable regulations, with respect to when a terminated plan may accelerate payment to a Participant.
8.4    Naming a Beneficiary. A Participant may at any time file a beneficiary designation with the Company or the Plan Record Keeper. Only one such beneficiary designation, the most recent received by the Plan Record Keeper, is effective at any time. No beneficiary designation is effective until it is received and accepted by the Company or the Plan Record Keeper. If a Participant fails to name a beneficiary or if the beneficiary predeceases the Participant, any benefit accrued under the Plan will be paid to the Participant's estate. A Participant must name a separate beneficiary for each Account Balance Plan.
8.5    Funding Status. This is an unfunded nonqualified deferred compensation plan. To the extent the Company elects to place funds with a trustee to pay its future obligations under this Plan such amounts are placed for the convenience of the Company, remain the property of the Company and the Participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as Participant Accounts, but as such are a notional account only and are not the property of the Participant. Such amounts are subject to the claims of the creditors of the Company.
IN WITNESS WHEREOF, execution is hereby effected this 4th day of December, 2018.

ATTEST:		CMS ENERGY CORPORATION

By:	/s/ Michael V. Fons	By:	/s/ Srikanth Maddipati
	Michael V. Fons		Srikanth Maddipati
VP Investor Relations & Treasurer
Date: 12/4/18